                                                                     EXHIBIT 8.1
                              [WLRK Letterhead]

                                August 6, 1997

TSW International Inc.
3301 Windy Ridge Parkway
Atlanta, Georgia  30339

Ladies And Gentlemen:

      We have acted as counsel for TSW International Inc., a Georgia corporation ("TSW") in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement") dated as of June 5, 1997, among The Indus Group, Inc., a California corporation ("Indus"), Newco Group, Inc.(subsequently renamed Indus International, Inc.), a Delaware corporation ("Newco"), and TSW. This opinion is being delivered to you pursuant to Section 7.10 of the Reorganization Agreement. Pursuant to the Reorganization Agreement, two newly-formed subsidiaries of Newco ("Merger Subs") will merge with and into Indus and TSW, and Indus and TSW will survive as wholly-owned subsidiaries of Newco. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").
      You have requested our opinion regarding certain United States federal income tax consequences of the merger of one of the Merger Subs into TSW (the "Merger"). In delivering this opinion, we have reviewed and relied upon the accuracy of the facts, statements, descriptions and representations set forth in the Form S-4, the Reorganization Agreement (including Schedules and Exhibits), and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have

TSW International Inc.
August 6, 1997
Page 2

also reviewed and relied upon certificates of officers of TSW, Indus and Newco respectively (the "Officers' Certificates") and have assumed that the statements and representations contained therein will be complete and accurate as of the Effective Time of the Merger.

      In connection with rendering this opinion, we have assumed or obtained representations (without any independent investigation) that:

          1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

          2. Any statement made in any of the documents referred to herein "to the best of the knowledge" of any person or party is correct without such qualification;

          3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

          4. The Merger will be reported by TSW and Newco on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

          5. The shareholders of TSW will not at the Effective Time have an existing plan or intent to dispose of an amount of Newco Common Stock to be received in the Merger (or to dispose of TSW Common Stock or TSW Preferred Stock in anticipation of the Merger) such that the stockholders of TSW will not receive and retain a meaningful continuing equity ownership in Newco that is sufficient to satisfy the continuity of interest requirement as specified in Treasury Regulations Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and judicial decisions.

          Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Reorganization Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates are true and correct at the Effective Time, then:

TSW International Inc.
August 6, 1997
Page 3


          (a) The Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

          (b) TSW and Newco will each be parties to the reorganization within the meaning of Section 368(b);

          (c) No gain or loss will be recognized by TSW or Newco in the TSW Merger; and

          (d) The discussion entitled "Certain Federal Income Tax Considerations" in the Prospectus constituting a part of the Registration Statement accurately summarizes the material tax consequences of the Merger.

          This opinion is based upon the Code, published judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

          This opinion addresses only certain federal income tax consequences of the Merger under the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

          No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of such Reorganization Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

          This opinion has been delivered to you only for the purposes stated. It may not be relied upon for any other purpose or by any other person or entity and may not be made

TSW International Inc.
August 6, 1997
Page 4

available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                           Very truly yours,

                                           /s/ WACHTELL, LIPTON, ROSEN & KATZ

                                           Wachtell, Lipton, Rosen & Katz